UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                                                                    SEC File No.
                                                                       000-33173

                                                                    CUSIP NUMBER
                                                                      6086891057
                           NOTIFICATION OF LATE FILING

(Check One): Form 10-K Form 20-F Form 11-K |X|Form 10-QForm N-SAR
For Period Ended:   September 30, 2007
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended: ___________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
MOLLER INTERNATIONAL, INC.
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Full Name of Registrant
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Former Name if Applicable
1222 RESEARCH PARK DRIVE
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Address of Principal Executive Office (Street and Number)
DAVIS, CA 95618
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Company has experienced unexpected delays in completing the Form 10-Q for the period ending 30 September 2007. While the Company and its independent registered accounting firm, Malone & Bailey, PC are actively working together to complete the necessary steps to finalize the content of the Company's filing, the Company is not able to file its Form 10-QSB by the prescribed filing date without unreasonable effort and expense. The Company currently anticipates that it will be able to file the Form 10-QSB on or before 19 November 2007.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Paul S. Moller, President             530                 756-5086
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              (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X|Yes No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 MOLLER INTERNATIONAL, INC.
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                                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2007        By:  Paul S. Moller
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